Exhibit 10.2

185 Berry Street Suite 4800 San Francisco, CA 94107 p: 415.659.3500 f: 415.659.0007

April 9, 2008

Kurt J. Van Wagenen

31 Huckleberry Road

Hopkinton, MA 01748

Re: Signing Bonus

Dear Kurt,

FiberTower Corporation (“we” or the “Company”) is pleased to confirm this offer to you of the following Signing Bonus.  In connection with your entering into the employment agreement with the Company of even date herewith (the “Employment Agreement”), we agree to:

(i)                                     pay you a cash signing bonus of $666,667 on April 9, 2010 if you remain employed by the Company as Chief Executive Officer on such date; and

(ii)                                  pay you an additional cash signing bonus of $333,333 on April 9, 2011 if you continue to remain so employed on such date.

If on or before April 9, 2011, (a) a Change of Control occurs, (b) we terminate your employment as Chief Executive Officer of the Company without Cause, or (c) you terminate your employment as Chief Executive Officer of the Company with Good Reason, any amounts not yet paid to you under clauses (i) and (ii) above shall become immediately due and payable. In the event of your death or disability (as defined in Section 5(b)(i) of the Employment Agreement) prior to April 9, 2011, within 10 business days after your death or receipt of the Company’s notice of your termination for disability pursuant to Section 5(b)(i) of the Employment Agreement, the Company will pay you or your estate an amount equal to (A) the product of (x) the sum of the payments under clauses (i) and (ii) above, multiplied by (y) the Pro Rata Factor, minus (B) any amounts previously paid under clauses (i) and (ii) above.  The “Pro Rata Factor” shall equal a fraction, the numerator of which is the number of days that have elapsed since April 9, 2008 to the date of your death or the Company’s determination of your total disability, and the denominator of which is the number of days from April 9, 2008 to April 9, 2011.

For purposes of this Signing Bonus Agreement, “Change of Control” shall have the meaning specified in Section 5(h) of the Employment Agreement.  Notwithstanding the foregoing, to the extent necessary to comply with Section 409A, in the case of any payment under this Signing Bonus Agreement that in the determination of the Company would be considered “nonqualified deferred compensation” subject to Section 409A and as to which, in the determination of the Company, the requirements of Section 409A(a)(2)(A)(v) would apply, an event or occurrence described above shall be considered a “Change of Control” only if it also constitutes a change in ownership or effective control of the Company, or a change in ownership of the Company’s assets, described in Section 409A(a)(2)(A)(v).

For purposes of this Signing Bonus Agreement, “Cause” shall have the meaning specified in Section 5(c) of the Employment Agreement, and “Good Reason” shall have the meaning specified in Section 5(e) of the Employment Agreement.

All compensation under this Signing Bonus Agreement is subject to applicable tax withholding requirements, and the Company may withhold from amounts otherwise payable hereunder such amounts or require you to pay to the Company the amount of applicable withholding taxes. In addition, you are solely responsible for all taxes that result from your receipt of benefits hereunder.

To the extent that any payment under this Signing Bonus Agreement is deemed to be deferred compensation subject to the requirements of section 409A of the Code, this Signing Bonus Agreement shall be operated in compliance with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance with respect to subject payment.  If you are a “key employee,” as defined in section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under section 409A of the Code, no benefit or payment that is subject to section 409A of the Code (after taking into account all applicable exceptions to section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made hereunder on account of your “separation from service,” as defined in section 409A of the Code, with the Company until the later of the date prescribed for payment under this Signing Bonus Agreement and the first day of the seventh calendar month that begins after the date of your separation from service (or, if earlier, the date of your death).  Any such amounts shall be aggregated and paid in a lump sum, with interest, based on the prime rate as set out in The Wall Street Journal.

This Signing Bonus Agreement is entered into in conjunction with and shall be construed along with the Employment Agreement to govern the employment relationship between you and the Company.  This Signing Bonus Agreement and the Employment Agreement supersede any prior discussions or agreements between you and the Company relating to your employment by the Company.  In the event of a conflict between the terms of this Signing Bonus Agreement and those set forth in the Employment Agreement, the terms of the Employment Agreement will prevail.  The provisions of this Signing Bonus Agreement shall be governed by the laws of the State of Delaware.

Please sign the enclosed copy of this letter in the space indicated and return it to me to indicate your agreement to the terms of this Signing Bonus Agreement.

Sincerely,

FIBERTOWER CORPORATION

	By:	/s/ John D. Beletic
John D. Beletic, Chairman of the Board

Accepted and agreed this 9th day of April, 2008

/s/ Kurt J. Van Wagenen
Kurt J. Van Wagenen